SECURITY GLOBAL INVESTORS, LLC

                                                  SECURITY GLOBAL INVESTORS, LLC

                                                         SECURITY INVESTORS, LLC

                                                                  SECURITY FUNDS

                                                     SECURITY DISTRIBUTORS, INC.

                                                                  CODE OF ETHICS

                                                                 October 1, 2007

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1.       INTRODUCTION
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         Security Global Investors, LLC, Security Investors, LLC, the Security
         Funds, and Security Distributors, Inc. have adopted this Code of Ethics to satisfy the requirements of Rule 17j-1 under the Investment Company Act of 1940. In addition, Security Investors and Security Global Investors (collectively, the "FIRM") have adopted this Code of Ethics to satisfy the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the "ADVISERS ACT"). The Firm's investment advisory business involves a relationship of trust and confidence with its clients, including the Security Funds' shareholders. That relationship is largely defined by the terms of investment management agreements and other agreements between the Firm and its clients (including sub-advisory agreements with investment advisers of mutual funds and agreements of limited partnership and similar agreements for investment funds of which the Firm is a general partner or as to which it acts in a like capacity) ("CLIENT AGREEMENTS"). The Firm is also subject to various laws and regulations that govern investment advisers' conduct. This Code of Ethics ("CODE") describes the general standard of conduct the Firm expects of all employees, with a focus on three specific areas where employee conduct has the potential to affect clients' interests adversely: Misuse of Confidential Information; Personal Securities Trading; and Outside Employee Activities. This Code is also designed to prevent Access Persons from engaging, in any of the following prohibited practices:

                  (1) employing any device, scheme or artifice to defraud such registered investment company;

                  (2) making to such registered investment company any untrue statement of a material fact or omitting to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (3) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a registered investment company; or

                  (4) engaging in any manipulative practice with respect to such registered investment company.


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2.       GENERAL INFORMATION
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         a.       STANDARDS OF CONDUCT

         The following basic principles guide all aspects of the Firm's business and represent the minimum standards to which the Firm expects employees to adhere:

                  (1) Clients' interests come before employees' personal interests and, except to the extent otherwise provided in Client Agreements, before the Firm's interests;

                  (2) The Firm must disclose fully all material facts about conflicts of which it is aware between the Firm's and/or its employees' interests on the one hand and clients' and/or investors' interests on the other. While the Firm's and its employees' interests inevitably conflict in some respects with its clients' and with Fund investors' interests, the Firm tries to manage those conflicts in ways that its clients know about and that are fair under all the circumstances;

                  (3) Employees must operate on the Firm's and their own behalf at all times consistently with the Firm's disclosures to and arrangements with clients and investors regarding conflicts and the Firm's efforts to manage the impacts of those conflicts;

                  (4) The Firm and its employees must not take inappropriate advantage of the Firm's or their own positions of trust with and responsibility to clients; and

                  (5) The Firm and its employees must always comply with all applicable securities laws.

         It is each employee's duty to consider and adhere to these principles in all of his or her activities that involve the Firm and its clients and to report to the Chief Compliance Officer any activities he or she believes may constitute or involve a violation of any law or of any provision of this Code.

         b.       CATEGORIES OF EMPLOYEES

         For purposes of this Code, the term "EMPLOYEE" includes not only employees within the ordinary sense of the term, but also any LLC managers, officers, others who occupy a status similar to that of an officer or a director, and others, including certain types of independent contractors, whose activities are subject to the Firm's supervision and control and include providing investment advice to clients.

         Certain directors of the Security Funds, certain managers and officers of the Firm who do not function as employees and certain consultants may be subject to some, but not all, of the provisions of this Code. The Chief Compliance Officer, in consultation with management, will determine whether and to what extent to subject those personnel to this Code, depending on, among other things, the extent to which those personnel may have access to confidential information about, for example, the Firm's involvement in particular investments.

         Different employees have different responsibilities, different levels of control over investment decision making for clients and different degrees of access to information about investment decision making and implementation. This Code distinguishes among employees in the following two groups:

         ACCESS PERSONS    Access Persons when used with respect to a Fund
                           means:

                           1) Directors, officers and general partners of the Fund and its investment adviser(s);


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                           2)       Any director, officer or general partner of
                                    the Fund's principal underwriter who in the ordinary course of business makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course relate to the making of any recommendation to the Fund regarding the purchase or sale of securities;

                           3) Any director, officer, general partner or employee of the Fund or investment advisor (or any company in a control relationship to the Fund or adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                           4) Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities by the Fund.

                           The term "Access Person" when used with respect to Security Investors means:

                           1) Any of the investment adviser's supervised persons who has access to nonpublic information regarding any clients' purchase of sale of securities, or regarding the portfolio holdings of any reportable fund, or is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic; and

                           2) Directors, officers and general partners of Security Investors.

                           The term "Access Person" when used with respect to Security Global Investors means all "supervised persons" of SGI.

                           "Supervised persons" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

                           The term "Access Person" when used herein without reference to a Fund or an investment adviser shall mean an Access Person of the Security Funds and/or the Firm.

                INVESTMENT All employees who (i) in the course of their
                 EMPLOYEES regular functions or duties, make (E.G., portfolio managers) or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (E.G., research analysts) and (ii) all employees who execute a portfolio manager's decisions (I.E., traders).


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         c.       OTHER KEY CONCEPTS AND TERMS

         This Code uses several terms with very specific meanings; these terms are generally capitalized. Certain of these terms are defined in the context in which they are used. Others are defined as follows:

           COVERED ACCOUNT Any account in which the Firm or an Access Person has a beneficial interest, other than accounts over which an Access Person has no direct or indirect influence or control. Covered Accounts typically include accounts held in an Access Person's name, as well as in the various forms described in APPENDIX 1. These include accounts at brokerage firms, banks, and any other institution that effects Securities transactions or holds Securities.

                           The concept of "beneficial ownership" of securities
                BENEFICIAL is broad and encompasses many situations. An employee
               INTEREST OR has a "beneficial interest" not only in securities he
                BENEFICIAL or she owns directly, but also in (i) securities his
                 OWNERSHIP or her spouse, minor children or relatives who live full in his or her home hold, (ii) securities another time person holds if the employee obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, agreement or other arrangement) and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest. APPENDIX 1 CONTAINS EXAMPLES OF COMMON BENEFICIAL OWNERSHIP ARRANGEMENTS. IT IS VERY IMPORTANT TO REVIEW APPENDIX 1 IN DETERMINING COMPLIANCE WITH REPORTING REQUIREMENTS AND TRADING RESTRICTIONS.

                  SECURITY A Security includes any note, stock, bond, debenture, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of deposit, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, private placement, preorganization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option, or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.

            SECURITY FUNDS Security Funds refers to those mutual funds for which
                           Security Investors or any affiliate of Security Investors, serves as investment adviser.

                REPORTABLE Any Security OTHER THAN the following:
                  SECURITY
                           o        Direct obligations of the United States
                                    Government;

                           o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

                           o        Shares issued by money market funds;

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                           o        Shares issued by unit investment trusts that
                                    are invested exclusively in mutual funds;
                                    and

                           o Shares issued by open-end investment companies (I.E., mutual funds) OTHER THAN Exchange Traded Funds ("ETFS") or Security Funds;

                           Notes regarding the final category:

                           1. While many ETFs, particularly newer funds, are organized as open-end investment companies, many are not. To avoid confusion, ALL ETFs, whether or not organized as open-end investment companies, are Reportable Securities under this Code.

                  EXEMPTED A Reportable Security that the Firm has designated as SECURITY being subject only to the reporting requirements (not subject to the pre-clearance requirements) of this Code. At this time, Exempted Securities include the following:

                                    1)       Shares of ETFs

                                    2)       Shares of the Security Funds

                                    3)       Options and futures on broad based
                                             indices and currency and commodity
                                             futures

                  EXEMPTED Transactions that are not subject to the
              TRANSACTIONS pre-clearance requirement include the following:

                           1) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                           2) Purchases or sales which are non-violational on the part of either the Access Person or the Security Funds or client accounts, for example, gifts, splits, tender offers, mergers and stock dividends;

                           3) Purchases or sales that are made pursuant to an automatic investment plan;

                           4) Purchases or sales of securities (not including IPOs) by: (a) an investment club of which an Access Person is a member, or
                                    (b) certain Access Persons who are not
                                    involved in mutual fund accounting or the
                                    Firm's asset management activities* that do
                                    not exceed the following DE MINIMIS amounts
                                    per calendar month:

                           MARKET CAPITALIZATION OF       TOTAL TRANSACTIONS**
                           SECURITY PER MONTH             PER SECURITY
                           Less than $1 billion            Up to $10,000
                           $1 - $5 billion                 Up to $25,000
                           More than $5 billion            Up to $50,000

                           * The DE MINIMIS exemption is not available to mutual fund accountants or portfolio managers, research analysts, traders or other members of the investment department. Please contact the Firm's Chief Compliance Officer with any questions concerning whether the DE MINIMIS exemption is available to you.


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                           **       Total transactions include all purchases and
                                    sales of that security in a calendar month.
                                    Purchases and sales are not netted. For
                                    example, a purchase of $5,000 and a sale of $10,000 equal total transactions of $15,000.

                           5) the purchase or sale of (i) exchange-traded funds (not including reportable funds), including open-end investment companies and unit investment trusts, (ii) options and futures on broad based indices, and (iii) currency and commodity futures; and

                           6) the purchase or sale of securities (not including IPOs and limited offerings) by a registered investment adviser that exercises discretionary authority over the account ("RIA") without input from the Access Person who is the account holder; provided, however, that the RIA, Access Person and Security Investors have entered into a written agreement, which provides that the Access Person (i) shall have no direct or indirect involvement in the making of investment decisions for the account, except for setting investment objectives and restrictions at the onset of the relationship and modifying those objectives and restrictions from time to time; (ii) shall not provide investment information or ideas to the RIA; and (iii) in the event the Access Person does direct a transaction or provide relevant information to the RIA, both the Access Person and the RIA shall seek pre-clearance for any related transaction in accordance with this Statement of Policy. A form of such agreement is attached hereto as Exhibit I.

                DESIGNATED A Covered Account in which the Firm and/or the Firm's
                   ACCOUNT owners have a beneficial interest but that the Firm has determined should not be subject to certain specified provisions of this Code. This may be because, among other factors, the account's activities are subject to supervision in the ordinary course of the Firm's business and/or because the account is in essence a client account. These accounts may include investment partnerships of which the Firm or an affiliate of the Firm is a general partner or managing member. Designated Accounts ARE covered by regulatory reporting and preclearance requirements. An account will be a Designated Account only if the Chief Compliance Officer, in consultation with senior management, has specifically identified it as one.

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3.       PERSONAL TRADING
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         a.       GENERAL POLICY

         The Firm strongly discourages personal trading by employees. Moreover, while the Firm does not wish to intrude excessively into employees' family affairs, the Firm's policy is to discourage active trading by family members in the same household. Trading in Covered Accounts is subject to review and prior approval by the Chief Compliance Officer or his or her designee (the "REVIEW OFFICER"), according to the procedures set forth below.

         b.       PROCEDURES FOR CONDUCTING COVERED ACCOUNT TRANSACTIONS

                  (1) PRECLEARING TRANSACTIONS. Before placing an order to buy or sell a Reportable Security (other than an Exempted Security) in a Covered Account (other than a Designated Account) EACH

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         ACCESS PERSON MUST SUBMIT A COMPLETED AND SIGNED PERSONAL ACCOUNT
         TRADING REQUEST FORM (SEE EXHIBIT A) TO THE REVIEW OFFICER FOR APPROVAL. This requirement applies to ALL securities transactions, not just transactions in the public markets. Rules and regulations promulgated under the Advisers Act require pre-approval of all investments in private placements, as well as public offerings. The Firm extends this requirement to all transactions in Reportable Securities, except as noted under the exempt transactions above. If the Chief Compliance Officer approves the transaction (as evidenced by his or her countersignature on the Request Form), the Access Person may place the trade with one of the Approved Employee Brokers listed on APPENDIX 3 during the THREE trading days after receiving the approval.

         The Chief Compliance Officer may disapprove a proposed transaction for any reason, and need not explain his or her reasoning to the requesting employee. Factors that may (but need not) influence the Chief Compliance Officer's decision include:

                  o Whether the transaction represents an investment opportunity that should be offered to the Firm's client accounts before employees take advantage of it;

                  o Whether the transaction involves a security that is being bought or sold for clients or is being considered for purchase or sale on behalf of clients (see "Blackout Periods" below);

                  o Whether the transaction is otherwise prohibited under any of the Firm's internal policies;

                  o Whether the transaction is inconsistent with applicable law; or

                  o Whether the transaction might create an appearance of impropriety.

         The Firm may, in the Chief Compliance Officer's discretion, terminate any approval of a proposed transaction based on, for example, a decision to effect transactions for clients in the relevant or a related Reportable Security. Similarly, the Firm may, in the Chief Compliance Officer's discretion, require an Access Person to cancel pending orders or freeze or reverse transactions based on developments or information that lead the Chief Compliance Officer to believe the transaction may involve a violation of law or of Firm policies. Any such cancellation, freeze or reversal may, in the Chief Compliance Officer's discretion, be at the Access Person's expense.

                  (2) FRONTRUNNING. No employee may effect a transaction in a Reportable Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) if the employee knows that the Firm is effecting (I.E., has an unexecuted order pending) or is considering effecting an equivalent transaction in the same Reportable Security for client accounts.(1) Transactions in options, derivatives or convertible instruments that are related to a Reportable Security in which the Firm is effecting or considering effecting transactions for client accounts are subject to the same limitations. The Chief Compliance Officer may consider granting an exception to this prohibition, but these exceptions will be rare.

                  (3) BLACKOUT PERIODS. No Investment Employee may BUY a Reportable Security (other than an Exempted Security) for a Covered Account within FIVE trading days before a client account BUYS the same security or SELL such a security for a Covered Account (other than a Designated Account)

         ----------
         (1) Trading while aware of pending or contemplated client transactions is also prohibited by the policy and procedures related to "Misuse of Confidential Information" below.

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         within FIVE trading days before a client account SELLS the security.
         Similarly, no Investment Employee may SELL a Reportable Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) within FIVE trading days after a client account BUYS that security or BUY such a security for a Covered Account (other than a Designated Account) within FIVE trading days after a client account SELLS that security. Each of these time periods is referred to as a "Blackout Period."

         If an Investment Employee effects a transaction (in compliance with preclearance and other requirements) and the Firm then, within the applicable Blackout Period, effects same-way transactions for client accounts in the same security, the Investment Employee may or may not be considered to have violated the Blackout Period requirements. He or she may submit a written explanation to the Chief Compliance Officer, including a representation that he or she had no Firm Inside Information (as that term is defined below) concerning the subject security at the time of his or her transaction. If the Chief Compliance Officer accepts the explanation, the Investment Employee will be considered not to have violated the Blackout Period requirements and the transaction may stand. If the Chief Compliance Officer, in his or her discretion, does not accept the explanation, the Access Person will be required to rescind the transaction (which may involve disgorging profits) and he or she could be subject to other sanctions.

                  (4) HOLDING PERIODS. No Investment Employee may buy and subsequently sell, or sell and subsequently buy, a Reportable Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) within any period of 60 CALENDAR days. Any profits made in connection with a transaction that violates this provision shall be disgorged. An Access Person may apply to the President of the Firm for an exemption from this prohibition based upon hardship and may trade within the 60 calendar day-period with the Chief Compliance Officer's written approval.

                  (5) EXCESSIVE TRADING. Access Persons shall not engage in excessive trading or market timing of the Security Funds. A good guideline for Access Persons is to avoid trading that exceeds one round trip (i.e., in and out of the same fund) within any 90 day period. Excessive purchases, redemptions or exchanges of Security Fund shares may disrupt portfolio management, hurt Fund performance and drive Fund expenses higher. Such activity is inconsistent with the fiduciary principles of this Code, which require that Access Persons place the interests of clients above their own interests. Access persons shall not make more than 20 securities trades in any calendar month. Transactions pursuant to an automatic investment plan are not included in the 20 securities trades permitted each month.

                  (6) INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS. No Access Person shall purchase Securities that are being offered in an initial public offering ("IPO") or a limited offering.

                  (7) INDEPENDENT DIRECTORS OF SECURITY FUNDS. The foregoing prohibitions do not apply to independent directors of the Security Funds, unless any such director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that the security was being considered for purchase or sale by one or more of the Security Funds or was being purchased or sold by one or more of the Security Funds.

         c.       REPORTING OBLIGATIONS

         Each Access Person must report the following securities holdings and transactions to the Firm at the times specified below:

                  (1) LIST OF ACCOUNTS AND REPORT OF HOLDINGS. A list of all Covered Accounts in which he or she has a beneficial interest and of all of his or her current holdings of Reportable Securities. The list

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         should be in the form of EXHIBIT B and must be provided not more than
         10 days after the Access Person becomes an Access Person and on or before February 14th of each year thereafter. Information must be as of a date no more than 45 days before the date the report is submitted or, for annual reports provided before February 14 of a year, as of December 31st of the preceding year.

                  (2) DUPLICATE STATEMENTS AND CONFIRMATIONS. Through arrangements with each of his or her Approved Employee Brokers, in the same time frame as they are sent to the Access Person, (i) duplicate trade confirmations for each securities transaction in a Reportable Security handled by that Approved Employee Broker, and (ii) duplicate copies of all account statements issued by the Approved Employee Broker. Access Persons must make these arrangements before executing any transactions with an Approved Employee Broker.

                  (3) QUARTERLY REPORTS. A Quarterly Transaction Report in the form of EXHIBIT C no more than 30 days after the end of each calendar quarter. The report must represent that, except as disclosed on the report, and other than the transactions detailed in the Access Person's account statements and confirmations supplied to the Review Officer, the Access Person has not entered into any transactions in Reportable Securities.

                  (4) SECURITY FUNDS INDEPENDENT DIRECTORS. These reporting requirements shall not apply to independent directors of the Security Funds, except that such directors shall report any purchase or sale of a security that he or she knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known was being considered for purchase or sale by one or more of the Security Funds or was being purchased or sold by one or more of the Security Funds.

         d.       VIOLATIONS OF THE PERSONAL TRADING POLICY

         The Chief Compliance Officer of SGI shall review the above-referenced "Quarterly Report of Personal Securities Transactions" submitted by Access Persons to determine whether any violations of the policy have occurred. If a violation is found to have occurred, whether intentionally or unintentionally, the violator will be placed on probation for a period of twelve (12) months from the date of such violation. Probation means that your name will be maintained on a list of individuals who are on probation, and any violations of this Code of Ethics that occur during your probationary period will be viewed as more serious and potentially grounds for termination. Repeated violations of the Code of Ethics will constitute grounds for further disciplinary action or, possibly, termination of employment.

         e. ANNUAL REPORT TO THE SECURITY FUNDS' BOARD OF DIRECTORS

         The Chief Compliance Officer of the Firm and Security Funds shall on an annual basis provide a written report to the Funds' board of directors concerning the operation of this Code. Such report shall:

                  (1) certify to the Board that the Firm, the Security Funds and SDI have adopted procedures pursuant to Rule 17j-1 reasonably necessary to prevent Access Persons from violating this Code;

                  (2) summarize existing procedures concerning personal investing and any changes made during the preceding year;

                  (3) describe any issues arising under the Code, including information about material violations and sanctions imposed during the past year; and

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                  (4)      identify any recommended changes in existing
                           restrictions or procedures based upon the Security Funds' experience under their Code, evolving industry practices and developments in applicable laws or regulations.

         f.       RECORDKEEPING

         The Firm shall maintain a copy of this Code as in effect currently or at any time within the past five years. The Firm also shall maintain a record of: (i) any violation of this Code and any action taken as a result thereof; (ii) all written acknowledgements received from Access Persons as required on an annual basis for each person who is currently, or within the past five years was, an Access Person; (iii) each Quarterly Personal Securities Transaction Report and Initial and Annual Holdings Reports made by Access Persons, including any broker confirmations or account statements provided in lieu of such reports;
         (iv) the names of persons who are currently, or within the past five years were, Access Persons; and (v) any pre-approval of transactions in limited offering securities and the reasons supporting the decision to pre-approve the transaction for at least five years after the end of the fiscal year in which the approval is granted.

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4.       MISUSE OF CONFIDENTIAL INFORMATION
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         a.       GENERAL POLICY

         Employees of the Firm and Security Distributors may acquire confidential and sensitive information during the course of performing their duties. They must not use this information to benefit themselves, the Firm or Security Distributors, either by trading based on it ("INSIDER TRADING") or by providing it to others ("TIPPING"). APPENDIX 2 to this Code describes more fully what constitutes insider trading and tipping and the legal penalties for engaging in those activities. Employees should refer to that Appendix if they have any question about what to do in the event they believe they may have material nonpublic information.

         b.       TYPES OF CONFIDENTIAL INFORMATION

         This Code discusses two types of confidential information: COMPANY INSIDE INFORMATION and FIRM INSIDE INFORMATION.

                  o "COMPANY INSIDE INFORMATION" is material nonpublic or confidential information about the issuer of a security or about the security itself.

                  o "FIRM INSIDE INFORMATION" is information about decisions the Firm is making or actively contemplating making about securities transactions and holdings in client accounts.

         c.       ACCESS TO CONFIDENTIAL INFORMATION

         The Firm and Security Distributors must store materials that contain confidential information (of all types) in a manner reasonably designed to prevent access by unauthorized personnel. Generally, this information should be available only to employees (and outside service providers, such as attorneys) who have a "need to know" it in order to perform their duties for the Firm. Employees should keep all confidential documents hidden from public view when not in use. The Firm maintains password protection and other procedures to safeguard computer files from unauthorized access.

                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                   PAGE 10 OF 16

         d.       PERMITTED AND PROHIBITED USES OF CONFIDENTIAL INFORMATION

                  (1) COMPANY INSIDE INFORMATION. Some employees receive Company Inside Information about issuers in whose securities the Firm has invested or is considering investing client or Fund assets. The Firm's receipt of that type of information will almost always be part of, or give rise to, a special, confidential relationship with the issuer, often (but not always) set forth in a confidentiality or non-disclosure agreement between the Firm and the issuer. The Firm may use this information only for the purposes contemplated by the relationship (assuming they are lawful) and in accordance with any agreement with the issuer. NEITHER THE FIRM NOR ANY EMPLOYEE MAY TRADE IN AN ISSUER'S SECURITIES WHILE IN POSSESSION OF COMPANY INSIDE INFORMATION REGARDING THAT ISSUER.

                  (2) FIRM INSIDE INFORMATION. Most employees will frequently obtain Firm Inside Information in the normal course of their duties. They may use it only to perform their ordinary business functions. For example, portfolio managers and traders may use information about clients' securities transactions and holdings to determine whether to buy additional securities for those clients or to sell some or all of the clients' positions. EMPLOYEES GENERALLY MAY NOT USE FIRM INSIDE INFORMATION TO TRADE FOR THE BENEFIT OF COVERED ACCOUNTS. However, orders for Designated Accounts may be aggregated with orders for other client accounts, even though those orders may be part of a purchase or sale program that may be implemented over a number of days. Procedures for trading in these circumstances are included in the Firm's Trading Policies and Procedures.

         e.       SPECIAL PROCEDURES RELATING TO DIRECTORSHIPS

         Portfolio managers shall not serve on the boards of directors of publicly traded companies, absent prior authorization from the President and Chief Compliance Officer of the Firm and the Security Funds' Board of Directors.

         f.       PROCEDURES REGARDING RECEIPT OF INFORMATION THAT MAY BE
                  CONFIDENTIAL

                  (1) In the course of deciding whether or not to effect a transaction, either for a Covered Account or for a client account, in addition to complying with pre-approval procedures and other Firm procedures and policies, employees should consider whether they have any information that may constitute either Company Inside Information or Firm Inside Information. Employees are encouraged to review the definitions in this Code and in APPENDIX 2 in making this determination. Employees should also consult with the Chief Compliance Officer with any questions whatsoever.

                  (2) If an employee has ANY reason to believe he or she may have Company Inside Information or Firm Inside Information, he or she should take the following actions:

                           (a) Report the matter immediately to the Chief Compliance Officer, disclosing all information he or she believes may be relevant.

                           (b) NOT buy or sell any security to which the information relates -- for any of the employee's Covered Accounts or for any account or Fund the Firm or any of its affiliates manages.

                           (c) NOT communicate the information to anyone within or outside the Firm, other than the Chief Compliance Officer or other management personnel. In addition, take care that the information is secure.


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                   PAGE 11 OF 16

The Chief Compliance Officer will instruct the employee on how long to continue these restrictions on trading and communication. The employee must resolve all questions about whether information is material or nonpublic, the applicability or interpretation of these procedures and the propriety of any action to the satisfaction of the Chief Compliance Officer before he or she may communicate the information or transact in securities to which the information relates.

--------------------------------------------------------------------------------
5.       GIFTS; OUTSIDE EMPLOYEE ACTIVITIES; COMMUNICATIONS
--------------------------------------------------------------------------------

         a.       PERSONAL GIFTS AND ENTERTAINMENT

                  GENERAL POLICY. The Adviser Act prohibits any practice or course of business which operates as a fraud or deceit upon a client. In some circumstances, the acceptance of gifts, entertainment and/or favors by employees of the Firm may result in a violation of the Advisers Act. The acceptance of gifts and entertainment by Firm employees may create a conflict of interest between the employee's desire to receive the gift and his or her fiduciary obligation as an employee of the Firm to act in the best interest of the client. Similarly, the Investment Company Act of 1940 (the "1940 ACT") prohibits the acceptance of any compensation (other than salary or wages) for the purchase or sale of securities to or from a mutual fund. Gifts and entertainment, in some circumstances, may be viewed as compensation that violates this provision of the 1940 Act.

         Federal law also prohibits the acceptance of kickbacks, gifts, loans or other things of value which are given with the intent of influencing decision-making with respect to an employee benefit plan. The Firm may act as investment manager for employee benefit plans. Therefore, acceptance of gifts by employees may be viewed as influencing decision-making and hence be illegal.

         Gifts and entertainment include, but are not limited to, meals, theater tickets, tickets to sporting events, golf tournaments, vacations, payment of travel expenses, payment for attendance at conferences and/or seminars, business trips, loans, favored loan treatment or loan forgiveness, favored brokerage rates for personal accounts not customarily available to individual investors, promises for good trades in exchange for bad trades, cash, flowers, candy, etc.

         b.       COMPLIANCE PROCEDURES

                  o Gifts, meals, entertainment or other items of value received from clients, brokers or any other individual or organization with whom the Firm has a business relationship (collectively, "vendors") are subject to these Guidelines.

                  o Gifts may not be accepted from vendors with a value in excess of $100 (including tickets to theater and sporting events). If you receive a gift which exceeds $100 in value it should be returned.

                  o Gifts in the form of cash or cash equivalents, including gift certificates, may not be accepted.

                  o        Gifts should never be sent to your home.

                  o Gifts, meals, entertainment or other items of value, regardless of cost, should not be received with such frequency as to raise a question of propriety.

                  o You may not accept air transportation (private or commercial), lodging accommodations or payment of seminar or conference registration fees without the written permission of the Chief Compliance Officer or the President of the Firm.

                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS

                  o All gifts, meals, entertainment or other things of value, regardless of value, must be reported on a monthly basis.

         EXCEPTIONS

         Gifts to the Department will generally not be subject to the $100 limit noted above, but will be evaluated on a case by case basis by the Compliance Officer or the President of the Firm. For instance, it would generally be acceptable for a food item that exceeds $100 in value to be sent to the Department, as opposed to being sent to an individual in the Department. In addition, the Compliance Officer or the President of the Firm may make written exceptions, when good cause is shown, to any of the above guidelines.

         PENALTIES

         Penalties for violations of the federal securities laws related to excessive gifts and entertainment can range from censure of an individual or the Firm, fines, expulsion from the securities industry to imprisonment. In addition, all persons subject to the provisions of the Compliance Manual, especially those persons in a supervisory role, have an obligation to report potential problems. Failure to enforce compliance with the law may subject those persons in supervisory positions and the Firm to certain of the sanctions listed above. Finally, regardless of whether action is taken by governmental entities or not, the Firm may take disciplinary action against employees who are subject to this Compliance Manual for violation of the Firm's policy regarding gifts and entertainment. Such disciplinary action may include termination of employment.

         REPORTING

         All gifts received should be reported monthly on the common gift form located at T:/depts/iv/gift report/gift-enter200x.xls. Failure to report gifts on a timely basis may lead to penalties noted above. The gift form will be reviewed monthly by the Compliance Administrator and Officer for appropriateness.

         c.       SERVICE AS A PUBLIC COMPANY DIRECTOR

         No Access Person may serve as a director of a publicly held company without prior approval by the President and Chief Compliance Officer (or another Investment Employee, if the Chief Compliance Officer is the proposed board member), based upon a determination that service as a director would be in the best interests of any client of the Firm or at least not adverse to those interests. If an Investment Employee is a director of a public company, he or she must consult with the Chief Compliance Officer (or another Investment Employee, if he or she is the Chief Compliance Officer) before making any investment decisions as to the securities of that company.

         d.       OTHER OUTSIDE BUSINESS INTERESTS

                  (1) GENERAL POLICY. Except for service as public company directors (subject to the procedure discussed above), Access Persons may not engage in significant business activities outside of their activities for the Firm without disclosing those outside activities to the Chief Compliance Officer. The Firm may prohibit outside activities that the Chief Compliance Officer, in his or her discretion, believes
         (i) may pose a significant conflict of interest with the Firm's activities, (ii) could result in interruption in service to its clients or (iii) could result in adverse publicity for the Firm.

                  (2) COMPLIANCE PROCEDURES. Each employee must take the following steps to comply with the Firm's policy regarding outside business activities:

                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                   PAGE 13 OF 16

                           (a) At or before commencement of employment, complete and submit to the Chief Compliance Officer a Statement of Outside Business Activities in the form of EXHIBIT D. An employee must discuss any disclosed activities with the Chief Compliance Officer at his or her request to enable him or her to determine whether the activities might result in a significant conflict of interest with the Firm's activities or the employee's activities on the Firm's behalf.

                           (b)      Bring to the attention of the Chief
                                    Compliance Officer any prospective plans to engage in any outside business activities prior to initiating them.

                           (c) Provide the Chief Compliance Officer annually with an updated Statement of Outside Business Activities indicating any changes to the information contained in the Statement previously submitted.

         Any information submitted to the Chief Compliance Officer under this policy will be considered confidential and will not be discussed with anyone other than senior management or the Firm's professional advisors without the employee's permission.

         e.       WRITTEN MATERIALS PREPARED BY EMPLOYEES

                  (1) GENERAL POLICY. No employee may distribute any written materials that refer to the Firm or the employee's activities on behalf of the Firm without first submitting those materials to the Chief Compliance Officer and/or the Law department for approval.

                  (2) COMPLIANCE PROCEDURES. The Law Department and the Chief Compliance Officer will review all materials submitted pursuant to the preceding paragraph to ensure that references to the Firm or its activities are accurate and do not include any confidential information (including Firm Inside Information). The Law Department and the Chief Compliance Officer will also determine whether the materials could have an adverse effect on the Firm's reputation or business standing.

         f.       COMMUNICATIONS WITH THE MEDIA

                           o GENERAL POLICY. Employees must follow the Security Benefit Communication and Media Policy when communicating with representatives of the media.

                  (a) MEDIA INQUIRIES. Any inquiries from the media must be referred to the appropriate Approved Spokesperson(s). Under no circumstances should an employee who is not an Approved Spokesperson with respect to a particular topic discuss that topic with, or respond to questions from, any member of the media. It is a violation of this Code for any employee to provide the media with any information that is proprietary to the Firm. Any employee committing such a violation will be subject to disciplinary action up to and including termination, subject to applicable law.

         g.       INVOLVEMENT IN LITIGATION

         Employees must advise the Law Department and the Chief Compliance Officer immediately if they become involved in any litigation, including threatened litigation, or any administrative investigation or proceeding of any kind. Employees must also report to the Law Department and the Chief Compliance Officer if they receive any subpoena, are arrested, become subject to any order, or are contacted by any regulatory authority.


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS

--------------------------------------------------------------------------------
6.       COMPLIANCE PROCEDURES
--------------------------------------------------------------------------------

         a. PROCEDURES RELATED TO RECORDKEEPING AND ADMINISTRATION OF THIS CODE, GENERALLY

         The Chief Compliance Officer is responsible for implementing this Code and, in connection with doing so, following the following procedures:

                  o Provide each employee with a copy of this Code, as it may be amended or supplemented;

                  o Obtain each employee's written acknowledgement of receipt and certification in the form attached to this Code;

                  o Maintain in the Firm's records for the periods required by applicable regulations

                           o a copy of this Code and each revision of this Code;

                           o        a copy of each employee's written
                                    acknowledgement of receipt of this Code;

                           o a record of each violation of this Code and the actions taken as a result of that violation; and

                           o Records of employee reports pursuant to this Code.

         b.       PERSONAL TRADING PROCEDURES

         In addition to being responsible for implementing the procedures specified above for Personal Trading and Outside Employee Activities, the Chief Compliance Officer is responsible for:

                  o reporting any occurrence that he or she determines is a violation of this Code to management; management, in consultation with the Chief Compliance Officer, will determine an appropriate sanction for the violation (see 3.d. Violations of the Personal Trading Policy above);

                  o making himself or herself available to assist employees with questions regarding this Code; and

                  o Reviewing this Code on a regular basis and updating it as necessary.

                  o In addition, at least quarterly, the Compliance Administrator will compare Personal Account Trading Request and Authorization Forms with Covered Account trading information as to the relevant Access Persons. The Compliance Administrator will report suspected violations of this Code or other questionable activities to the Chief Compliance Officer (unless he or she is the Compliance Administrator).

         c.       PROCEDURES RELATING TO MISUSE OF CONFIDENTIAL INFORMATION

         The Chief Compliance Officer is responsible for implementing the following procedures related to potential misuse of confidential information (in addition to the procedures related to transactions in Covered Accounts):


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS

                  o Whenever it is determined that an employee has received confidential information, the Chief Compliance Officer will effect whatever measures are, in his or her judgment, appropriate to prevent dissemination of that information.

                  o Review trading activity in all accounts the Firm manages with whatever frequency the Chief Compliance Officer determines is appropriate.

                  o Review trading activity in all Covered Accounts with whatever frequency the Chief Compliance Officer determines is appropriate. This may include sampling.

                  o Conduct an investigation when he or she has reason to believe that any employee has received and traded on confidential information or has disseminated confidential information to other persons.

                  o In consultation with management, apply any sanctions he or she determines are appropriate to any violation of this Code.


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                   PAGE 16 OF 16

                  ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION

I have read, understand, and acknowledge that I am subject to and agree to abide by the terms and provisions set forth in this Code of Ethics. I further certify that I have made all disclosures and reports required pursuant to this Code of Ethics, and that those disclosures and reports are true and accurate in all respects. I understand that violations of this Code of Ethics would subject me to sanctions, up to and including termination of my employment with the Firm for cause.



-------------------------------------------
Signature of Employee



-------------------------------------------
Print Name of Employee



-------------------------------------------
Date


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                 ACKNOWLEDGEMENT

                                   APPENDIX 1

                              BENEFICIAL OWNERSHIP

An employee has a "beneficial ownership" interest in Reportable Securities whenever he or she has a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended. Examples of such pecuniary interests include (but are not limited to) when Reportable Securities are owned:

         (1) By an employee for his or her own benefit, whether through bearer shares or in registered form or otherwise;

         (2) By others for the employee's benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;

         (3)      For an employee's account by a pledgee;

         (4) By a trust in which an employee has an income or remainder interest unless the employee's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the employee;

         (5) By an employee as trustee or co-trustee, where either the employee or any member of his or her immediate family (I.E., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

         (6) By a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

         (7) By any partnership in which the employee or a company the employee controls (alone or jointly with others) is a general partner;

         (8) By a corporation or similar entity controlled by the employee alone or jointly with others;

         (9) In the name of the employee's spouse (unless legally separated);

         (10) In the name of minor children of the employee or in the name of any relative of the employee or of his or her spouse (including an adult child) who is presently sharing the employee's home. This applies even if the securities were not received from the employee and dividends are not actually used for the maintenance of the employee's home;

         (11) In the name of any person other than the employee and those persons listed in (9) and (10) above if, by reason of any contract, understanding, relationship, agreement or other arrangement, the employee obtains benefits substantially equivalent to those of ownership; or

         (12) In the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the employee can vest or revest title in himself or herself.

                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                      APPENDIX 1

                                   APPENDIX 2

                           INSIDER TRADING BACKGROUND

The Firm forbids you to trade, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information, or to communicate material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Our policy extends to activities outside as well as your duties within the Firm.

The term "insider trading" is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

         1. Trading by an insider while in possession of material nonpublic information,

         2. Trading by a non-insider while in possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

         3.       Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If you have any questions after reviewing this policy statement, you should consult the Chief Compliance Officer.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. Generally, information is "material" if there is a substantial likelihood a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company's securities. Information you should consider material includes, but is not limited to:

         o        dividend changes,

         o        earnings estimates,

         o        changes in previously released earnings estimates,


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                      APPENDIX 2

         o        significant merger or acquisition proposals or agreements,

         o        major litigation,

         o        liquidation problems, and

         o        Extraordinary management developments.

Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, the WALL STREET JOURNAL or other publications of general circulation would be considered public.

PENALTIES FOR INSIDER TRADING

Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

         o        civil injunctions,

         o        treble damages,

         o        disgorgement of profits,

         o        jail sentences,

         o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

         o Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of the Firm's Code of Ethics can be expected to result in serious sanctions by the Firm, potentially including dismissal.


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                      APPENDIX 2

                                   APPENDIX 3

                            APPROVED EMPLOYEE BROKERS

The Firm has approved the following brokers for use by its employees. If an employee wants to use a broker that is not on this list, he or she should apply to the Chief Compliance Officer to have the broker added to the list. The Chief Compliance Officer may or may not grant the request, in his or her sole discretion.

At this time, the Firm has no approved list of brokers and employees are free to select any broker they wish.


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                      APPENDIX 3

                                    EXHIBIT A

             PERSONAL ACCOUNT TRADING REQUEST AND AUTHORIZATION FORM

EMPLOYEE'S NAME: ________________________________________   Date: _____________

I hereby request authorization to enter into the following securities transaction:

NAME OF COMPANY and Ticker Symbol (for bonds: CUSIP, coupon and maturity date):

-------------------------------------

TYPE OF ORDER:

Buy_____ Sell_____ Short_____ Short Against Box______ Exchange_____ Tender_____

Other_____ (Explain:______________________________________________)

If sale is proposed, DATE(S) OF PURCHASE:

_________________________________________

PRICE: Market ______Limit _______Stop _______

Number of Shares (for bonds, principal amount):_______

BROKER/DEALER: ______________________________  Bank:______________________

TYPE OF ACCOUNT:  Individual __________ Joint __________Other _________

(Explain: ______________________________________________)

NAME AND NUMBER OF ACCOUNT:

_________________________________________________________

This transaction is for investment purposes and to the best of my knowledge will comply with the relevant provisions of the Firm's Code of Ethics. I do not possess any material nonpublic information concerning the securities that are the subject of this transaction or the issuer thereof.

___________________________________
SIGNATURE OF EMPLOYEE

****************************************************************************

The above transaction is __ APPROVED based on information provided above and must be completed within three trading days from the date of approval. If the transaction has not been completed in whole or in part, approval may be extended at the discretion of the Chief Compliance Officer upon written request by the employee.

________________________________________________     ________________________
Chief Compliance Officer                               Date

________________________________________________     ________________________
Authorized Signatory                                   Date

The above transaction is __ DISAPPROVED for the following reason(s):

_____________________________________________________________________________

________________________________________________     ________________________
Chief Compliance Officer                               Date


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                       EXHIBIT A

                                    EXHIBIT B

                            LIST OF COVERED ACCOUNTS

------------------------------------- ----------------------------------- -----------------------------------
           NAME OF BROKER               NAME(S) IN WHICH ACCOUNT HELD               ACCOUNT NUMBER
------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

                    LIST OF HOLDINGS OF REPORTABLE SECURITIES

I hereby certify that the following is a complete listing of all Reportable Securities held in Covered Accounts or otherwise "BENEFICIALLY OWNED" by me (within the meaning described in the Firm's Code of Ethics and Conduct) as of the date hereof. I further acknowledge that failure to disclose fully all Reportable Securities will violate the Firm's Code of Ethics.

---------------------------- ------------------- --------------------------------- -------------------- ---------------
                                   TICKER                                               NUMBER OF
                                SYMBOL/CUSIP,                                        SHARES/PRINCIPAL
      NAME OF REPORTABLE           COUPON,                                              AMOUNT OF           DATE
          SECURITY              MATURITY DATE           TYPE OF SECURITY                  BONDS           ACQUIRED
---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------

---------------------------- ------------------- --------------------------------- -------------------- ---------------


------------------------------------------
Name of Employee


------------------------------------------
Signature of Employee


------------------------------------------
Date


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                       EXHIBIT B

                                    EXHIBIT C

              QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

Name:  ____________________________________

For the quarter __________ through __________

I hereby certify that, EXCEPT AS EXPRESSLY LISTED BELOW,(2) the transactions identified on the account statements and trade confirmations provided to the Firm by my broker(s) reflect all of my personal securities transactions during the quarter identified above.

                             ADDITIONAL TRANSACTIONS


              Buy/                                                 NO. OF
  DATE        SELL               NAME OF SECURITY                  SHARES       PRICE             BROKER
-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------

-------- ------------- ---------------------------------------- ------------ ------------ -------------------------



---------------------------------------
Name of Employee


--------------------------------------
Signature of Employee


-------------------------------------
Date

----------
(2) This may be used to report transactions in private placements, including investments in limited partnerships.

                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                       EXHIBIT C

                                    EXHIBIT D

                    STATEMENT OF OUTSIDE BUSINESS ACTIVITIES

         1.       OUTSIDE ACTIVITY

The following are all of the outside activities in which I am involved. "Outside activities" include any consulting, employment, advisory, independent contractor, directorship, officer position or other similar relationship with any person or entity other than the Firm. I have indicated "none" if I am not involved in any such activity.

           OUTSIDE ACTIVITY                     NATURE OF ACTIVITY/TITLE

--------------------------------------   ---------------------------------------

--------------------------------------   ---------------------------------------

--------------------------------------   ---------------------------------------

I have attached additional sheets if necessary.

         2.       OWNERSHIP INTERESTS

The following is a list of all of my ownership interests of (i) securities in private companies; (ii) privately placed securities in public companies; and
(iii) publicly traded securities if the amount thereof exceeds 5% of the outstanding shares or other units of the class of securities. I have indicated "none" if I have no such interests.

     NAME OF COMPANY        CLASS OF SECURITIES        PERCENTAGE OWNERSHIP

------------------------  ------------------------  -------------------------

------------------------  ------------------------  -------------------------

------------------------  ------------------------  -------------------------

I have attached additional sheets if necessary.

I hereby certify that all of the foregoing information is true and correct as of the date hereof. I undertake to inform the Chief Compliance Officer immediately should there be any changes or supplements to the foregoing information.


------------------------------------
Signature of Employee


------------------------------------
Print Name


------------------------------------
Date


                                                  SECURITY GLOBAL INVESTORS, LLC
                                                                  CODE OF ETHICS
                                                                       EXHIBIT D